NEWS RELEASE
--------------------------------------------------------------------------------
FOR ADDITIONAL INFORMATION:              WORLDWIDE LEADER IN BEARINGS AND STEEL
Denise L. Bowler
Manager - Communications Planning & Integration
(330) 471-3485



                          THE TIMKEN COMPANY ANNOUNCES
                          ----------------------------
                              SHARE REPURCHASE PLAN
                              ---------------------

         CANTON, OH - November 3, 2000 - The Timken Company today announced board approval of a new 2000 common stock purchase plan, which succeeds the company's 1998 plan.

         The company's 1998 common stock purchase plan had authorized the company to buy back in the open market or in privately negotiated transactions up to 4 million shares of common stock to be held as treasury shares and used for specific purposes. The company has purchased nearly all of the shares of the common stock it was authorized to purchase under the 1998 common stock purchase plan. As of November 3, approximately 59,998,284 shares of common stock were issued and outstanding.

         The company's 2000 common stock purchase plan authorizes the company to buy in the open market or in privately negotiated transactions up to 4 million shares of common stock which are to be held as treasury shares and used for specific purposes. The company may exercise this authorization until December 31, 2006.

         Shares of common stock purchased under the 2000 common stock purchase plan will be used as follows: to fund qualified employee benefit plans maintained by the company and its direct and indirect wholly owned domestic subsidiaries; to satisfy the company's obligations under its equity-based incentive plans; to provide shares of common stock for purposes of the company's


                     Mail Code: GNW-37
                     1835 Dueber Avenue, S.W.       Telephone: (330) 471-3485
                     P.O. Box 6927                  Facsimile: (330) 471-4118
                     Canton, OH 44706-0927 U.S.A.   E-mail:  bowlerd@timken.com

THE TIMKEN COMPANY

International Stock Ownership Plan; to provide shares for use in making future acquisitions; and to deliver shares under existing and future equity-based compensation arrangements to associates and directors of the company and to associates of direct and indirect subsidiaries of the company.

         The Timken Company (NYSE: TKR; www.timken.com) is a leading international manufacturer of highly engineered bearings and alloy steels with operations in 24 countries. The company employs 21,000 people worldwide and reported 1999 sales of U.S. $2.5 billion.

                                        #

THE TIMKEN COMPANY